Exhibit 11.2

I act with integrity

Celestica Business Conduct Governance

Our Values

Trust and
Teamwork	Commitment	Creativity	Courage
we act as one global team with one vision, living our Values	we deliver on our promises with integrity, respect and quality	we strive for innovation	we act courageously in the pursuit of business excellence

Introducing the BCG	3

I am ethical	4
Ethical conduct and proper disclosure

I am a responsible citizen	6
Conducting our business and contributing to our communities

I protect our assets	10
Safeguarding what’s ours

I am accountable	12
Complying with the law, accountability and violations

My resources: Who to contact for help	14
My promise: Celestica BCG agreement	17

A message from Craig Muhlhauser

Dear Colleagues:

At Celestica, our reputation is our most valuable asset. While all of the great things we do build our reputation, unethical behaviour can undermine it.

I want every Celestica employee to be proud to work for a company that places a strong emphasis on dealing with one another, and with our customers, suppliers, partners, shareholders and communities, ethically and responsibly.

Celestica was founded on the strong principles of respect for individuals, the health and safety of employees and the protection of the environment. As we mature as an organization, I’m happy to report that our commitment to corporate social responsibility continues to evolve.

Today, as we place an increased focus on supporting our customers’ brands in the marketplace, we must continue to demonstrate that we are a truly ethical organization.

We achieve this by living our Values and following the business ethics outlined in our Business Conduct Governance policy (BCG) and the Electronics Industry Code of Conduct (EICC). Through these policies and our commitment to contributing to our communities, we have set standards to ensure that we all do the right thing.

Each of us plays a key role in ensuring the integrity of this organization. It is everyone’s responsibility to report behaviour or actions that conflict with our ethical standards. If you see or suspect unethical, illegal or unsafe activity, don’t ignore it — let us know. When you have questions, ask for guidance.

Remember, acting with integrity is ultimately about ensuring that Celestica remains a place we are all proud to work. With your help, I am confident that Celestica will continue to deserve the trust that people place in us.

Thank you for your commitment,

Craig Muhlhauser

President and Chief Executive Officer

A message from the Chief Compliance Officer

Compliance and ethics are everyone’s business

At Celestica, we take the business of integrity very seriously. That’s why we want to ensure that all Celestica employees have access to information that outlines our company’s expectations in this area, as well as to resources that help us understand our role in maintaining Celestica’s high ethical standards.

Our BCG policy sets the guidelines for our behaviour at work. As Celestica employees, we are all required to ensure our compliance with the policy by reading and renewing our commitment to it every year.

Of course, decisions or situations that involve legal or ethical issues are often complex and sometimes unclear. You may face situations at work where the right choice isn’t obvious. For example, you might feel a co-worker’s behaviour is damaging our company’s reputation, but are not comfortable confronting him/her. That’s why we have several options available to us for reporting concerns or asking questions.

You can talk about the situation with your manager or call the Ethics Hotline to report the incident. If you have questions about our BCG policy or our ethics and compliance program, don’t hesitate to contact me at (416) 448-2477 or compliance@celestica.com.

I am here to support you in your commitment to ethical conduct and in making informed decisions.

Thank you for helping me to make Celestica a great place to work.

Todd Melendy

Chief Compliance Officer

Introducing the BCG

At Celestica, we promise to be solid partners who deliver informed, flexible solutions that enable our customers’ success. To deliver on this promise, I must act with integrity and deal with my colleagues, and with our customers, suppliers, partners, shareholders and communities, ethically and responsibly.

This BCG policy describes Celestica’s approach to doing business and describes the ethical and legal standards that I as a Celestica employee am expected to commit to. This commitment is more than a source of pride — it is central to who we are. The BCG identifies policies to help me live up to these expectations, gives examples of what the policies mean and tells me when to ask questions, where to go for help, and why ethical and legal conduct is important.

I am ethical

Ethical conduct and proper disclosure

As a Celestica employee, I understand that the BCG requires me to:

•        Earn customer loyalty by delivering on my promises

•        Obtain and conduct business legally and ethically

•        Make business decisions based on Celestica’s best interests

•        Report business conduct concerns immediately

•        Obey the law

Ethics are a key part of our values system at Celestica. Acting ethically means doing the right thing. We all want to do what is right, for ourselves and for Celestica. The BCG helps guide me by defining my responsibilities to Celestica and my colleagues, customers, suppliers, governments and communities.

I act with integrity

I know that everything I say and do impacts my reputation – and Celestica’s. I understand that if my actions negatively affect Celestica’s interests and reputation, I may be subject to disciplinary action, up to and including dismissal. I am committed to upholding our Values and policies, including the BCG. I am honest and fair in my dealings with colleagues, customers, competitors and the community.

I speak for myself, not Celestica

I know that I should never make public statements about Celestica by speaking with the media or through internet-based social networking tools unless I am authorized to do so. If I am not authorized to speak publicly on Celestica’s behalf, I understand that I should direct any questions or inquiries from the media or others to the Communications Department.

I support a positive work environment

Celestica is a great place to work when we all contribute to a safe, clean, healthy and secure environment. We are all accountable for ensuring that our culture is free from discrimination and harassment based on race, colour, religion, sex, citizenship and/or origin, age, disability, sexual orientation, marital status or other factors. I understand that Celestica has zero tolerance for sexual advances, actions, comments or other behaviour in the workplace that intimidates or offends. When I observe or experience any of the behaviours and activities listed above, I know that it is my duty to report it immediately. I understand that if I violate the BCG, I may be subject to disciplinary action, up to and including dismissal.

I ensure our financial integrity

As a public company, Celestica’s records and accounts must conform to our required accounting principles and system of internal controls. I never make false or misleading entries in any financial books, records and accounts. I fully cooperate with all audits and investigations internally or as requested by external auditors and regulators and provide truthful and accurate information. I never conceal, alter or destroy documents or records that have been lawfully requested or are required as part of an investigation.

I make accurate and honest reports

Ensuring accurate and complete business and financial records is not just a role for accounting and finance employees. At Celestica, the accuracy of records — from time records and expense reports to benefits claims forms and resumes — is everyone’s responsibility. When I keep accurate records and make honest reports, I support Celestica’s reputation and help ensure that we meet our legal and regulatory obligations. I understand that providing inaccurate or misleading information could lead to civil or criminal action against Celestica and me.

Dishonest reporting looks like...

Sue attempted to obtain medical coverage for her adult children by submitting a form claiming that her children were full-time students. In fact, her children were no longer students. By submitting a falsified claim, Sue is acting unethically and is defrauding the company.

Discrimination looks like...

Dave, a hiring manager, has interviewed several candidates for an open position. Beth is the most qualified candidate on the list, but Dave’s department is all male. Dave is concerned about bringing a woman into a male-dominated environment and decides not to hire her. Dave’s decision not to hire based on gender violates employment laws and the BCG.

I am a responsible citizen

Conducting our business and contributing to our communities

I never discuss confidential Celestica information with competitors or make agreements to:

•        Fix prices

•        Share information about pricing, profit margins, costs, sale terms, customers, promotions, discounts, marketing or strategic plans

•        Divide sales opportunities or territories

•        Not solicit each other’s customers

•        Not sell a particular product or service

•        ‘Fix’ a competitive bidding process, or

•        Boycott a particular supplier or vendor

I am committed to fair dealing

At Celestica, we deal with a broad variety of people and organizations — from customers to suppliers to educational institutions, governments and the community. Everyone I do business with or have contact with is entitled to fair treatment, including competitors. I know that clear and honest communication is the key to ethical behaviour and building sound, lasting relationships within Celestica and with our external partners. I never misrepresent myself or Celestica to anyone.

Our Values recognize our suppliers as part of our team. That means I treat all of our suppliers equally and fairly, never exerting my influence to gain special treatment by or for a particular supplier. Our commitment to a fair selection process gives our suppliers confidence in our integrity and helps us maintain positive relationships with them.

I respect the rights of competitors

At Celestica, we believe in fair and open competition. While we compete aggressively, we comply with applicable antitrust and competition laws wherever we do business. I respect the rights of our competitors and deal fairly with them. I do not engage in unfair or illegal trade practices. I uphold Celestica’s policy to market our products and services on their merits, never disparaging our competitors, their products or services. I avoid false or misleading statements.

In some cases, a company may be a competitor as well as a customer or supplier. And from time to time, I may meet with, talk to and attend the same industry events as our competitors. I take extra care with these relationships and situations.

I understand Celestica’s policies on bribes and gifts

Our policies, as well as the laws of most countries where we do business, forbid us from making or accepting bribes for any purpose. Examples of bribes include direct cash payments, kickbacks, or invoices for disguised expenses.

We base our decisions to purchase products and services from vendors, suppliers and others on criteria such as quality, price and reliability and expect that our customers will buy our products and services on the same basis. I understand that giving or receiving gifts and entertainment can potentially affect objectivity and judgment. I may give or accept gifts, meals, services and entertainment if they:

•        Are relatively infrequent and not excessive in value

•        Comply with applicable laws and are consistent with customary business practices or courtesies

•        Will not place me under any obligation to the person who gave the gift

•        Do not include cash

•        Are never given to, or received from, any government official

It’s not always easy to define what is appropriate or ‘not excessive’ when it comes to giving and receiving gifts. In these situations, I use my good judgment and ask myself the following questions:

•        Does the person to whom I’m planning to give a gift have a workplace policy that would prohibit it? When in doubt, I check.

•        Does it seem right? If not, I don’t take it, don’t give it, or I ask for guidance in advance.

•        In some countries, returning or refusing a gift would be offensive.  If this occurs, I should accept the gift and immediately consult a manager for guidance on how the gift should be treated.

Examples of possible conflicts of interest include:

•        Having a financial interest in any organization Celestica does business with, including suppliers, competitors, customers and distributors

•        Capitalizing on opportunities discovered through the use of corporate property, information or position or using these for personal gain

•        Having a spouse, a member of my immediate family or someone else I am close to who works for a Celestica customer, supplier or competitor.  This situation requires extra sensitivity and should be discussed with my manager

•        Providing assistance to or working for a Celestica competitor as an employee or consultant

•        Engaging in activities that conflict with Celestica’s business interests, such as commercially marketing competitive products or services

•        Acting as or representing a Celestica supplier without Celestica’s consent

•        Serving on a supplier or competitor’s Board of Directors without Celestica’s consent

•        Performing or soliciting outside work on Celestica property or while working on Celestica time

•        Using Celestica equipment, such as phones, materials, resources or confidential information, to perform outside work

I respect our relationships with government employees

At Celestica, we understand that what is an acceptable practice in a commercial environment may be unacceptable or illegal in our dealings with government employees. For example, some regulations prohibit or restrict gifts of meals or entertainment to government employees. I understand that it is my duty to be aware of and comply with the relevant laws and regulations that govern relationships between government, customers, and suppliers.

I avoid conflicts of interest

When performing my job, I always act in the best interest of Celestica. Conflicts of interest arise when my personal interests and relationships interfere, or appear to interfere, with my ability to make decisions in the best interest of the company. Conflicts of interest can also arise when I take an action or have an interest that makes it difficult for me to perform my work objectively and effectively. It’s my responsibility to identify potential conflicts when they arise and to notify my manager if I need guidance.

I contribute to my community

Community involvement is a key component of our values system at Celestica. I am encouraged to be active in the civic life of my community through the donation of my time and funds.

However, there are times when my community involvement can pose issues for Celestica, and I must exercise caution and act in the best interest of our company. For example:

•        If I serve on the board of a civic organization, a conflict of interest may arise if I am confronted with a decision involving Celestica

•        If I speak out on public issues, I am speaking and acting as an individual and must not give the appearance that I am speaking on behalf of Celestica

•        If I participate in political life, I understand that while I may take reasonable time off without pay for such activities, my manager must approve it.

I understand that Celestica will not pay me for any time spent running for office, serving as an elected official or campaigning for a political candidate

I protect the environment

We all have a role to play in protecting the environment. I comply with all environmental standards, as well as Celestica’s environmental policies. If I observe any violation of environmental law or any action that concerns me, I report it to my manager immediately.

I safeguard Celestica’s reputation as a good corporate citizen

I am committed to ethical behaviour beyond our offices and facilities and collaborating with our partners to ensure that business in our industry is conducted fairly and ethically. As a member of the Electronic Industry Citizenship Coalition (EICC), we support and promote a common code of conduct for the electronics industry. Together with the EICC and its members, we are working to improve environmental and working conditions in our industry. We measure our compliance to the EICC through a combination of internal and external audit assessments.

Corporate bribes look like...

Mark is a buyer at Celestica. One of his suppliers, Bob, suggests that if Mark were to pull his business from a competing supplier and place a larger order with Bob’s company, he would offer Mark several “perks.”

Violations of environmental regulations look like...

Sarah is responsible for the handling and proper disposal of hazardous wastes at Celestica. She knows what an expensive proposition this is — wouldn’t it be simpler and more cost-effective to simply dump the waste down the drain? One day, a frustrated Sarah does just that. By not properly disposing of hazardous waste, Sarah violated environmental regulations and put the water supply at serious risk.

I protect our assets

Safeguarding what’s ours

Examples of proprietary and confidential information

•        Business, financial, marketing and service plans

•        Employee information such as salary data or medical records

•        Customer lists

•        Customer or prospect data

•        Copyrights, patents, trade secrets, manufacturing processes or software

Ways I can help protect our proprietary and confidential information

•        Never disclose confidential information to anyone outside of Celestica without permission

•        Disclose confidential information to other employees only for legitimate business purposes and on a need-to-know basis

•        Keep confidential all information that could benefit a competitor or harm Celestica if disclosed

•        Store sensitive documents in locked files or drawers

•        Set up password protection on electronic files for storage and transmission.  If an authorized user requires a password, never send it via email.  Share it over the phone.

At Celestica, we all have a responsibility to protect the assets and information entrusted to us from loss, damage, misuse or theft. I never use Celestica assets or information for purposes which violate laws or company policy.

I respect and protect our assets

I understand that Celestica’s assets, such as funds, products, equipment, systems, facilities and supplies should be used only for business and other purposes approved by management. I am responsible for immediately reporting the theft, loss or misuse of company assets to my manager or on-site security. I do not engage in personal activities during work hours, such as excessive personal calls, emails, or use of social networking tools, that interfere with or prevent me from fulfilling my job responsibilities. I never use company computers, email systems or equipment for outside business purposes or for illegal or unethical activities such as creating, storing or sending content that others might find inappropriate, offensive or disrespectful. I understand that all third-party assets, including but not limited to software, may only be licensed or purchased through the Supply Chain Management organization. When in doubt, I consult Security Standards for Celestica Employees on the intranet, or speak to my manager.

Examples of assets

•        Company money

•        Company product

•        Office supplies

•        Employees’ time at work and work product

•        Computer systems and software

•        Telephones

•        Wireless communication devices

•        Photocopiers and fax machines

•        Company vehicles

•        Company trademarks

I respect privacy and safeguard confidential and proprietary information

At Celestica, we respect the privacy of our colleagues, business partners, customers and suppliers. In my day-to-day work life, I may be exposed to personal and business information about our colleagues, customers, suppliers or Celestica. This information is confidential and proprietary, and it’s my responsibility to protect it by marking it accordingly, keeping it secure and limiting access to those who need it to do their jobs. I collect, use and process this information for legitimate business purposes only. I always handle personal information responsibly, in line with privacy laws and industry best practices, and take care to prevent unauthorized disclosure. My obligation to protect the confidentiality of Celestica’s proprietary information continues even after my employment ends.

I know that Celestica respects my privacy

In the normal course of business, Celestica collects and maintains personal data about employees related to our work or prospective work with Celestica. I take comfort in knowing that access to my data is restricted internally to people with a business need to know. I understand that my personal data may be transmitted domestically and internationally for legitimate business purposes. I know that my personal data may be disclosed to third parties only with my consent, except in cases where the disclosure is for the administration of benefit plans or required to comply with legitimate investigations or legal requirements.

Improper disclosure of confidential and proprietary information looks like...

A prospective customer asked Celestica to submit a request for quote on a new proprietary consumer product. On a site tour, the customer tells Mary about the soon-to-be-released product, which Mary thinks is truly revolutionary. In her excitement, she tells her friend, a tech journalist, about the product. In disclosing the information, Mary has breached her obligations of confidentiality and may have placed the product launch in jeopardy.

Failure to safeguard customer information looks like...

Dean is responsible for gathering proprietary information about Celestica’s customers and is usually very careful to ensure that his files are placed in a locked drawer before he leaves the office. One evening, Dean was in a hurry to get to his daughter’s dance recital and inadvertently left open on his desk a file containing customer lists. Dean neglected his duty to safeguard his customer’s non-public information.

I am accountable

Complying with the law, accountability and violations

Violations of trade controls look like...

John was completing documentation on several boxes scheduled to ship overseas and was in a hurry to complete the shipment. He did not confirm that the Country of Origin (COO) was correct prior to shipment, and as a result the information was wrong. John’s inaccurate documentation violated import/export regulations.

As a global organization, our company is subject to numerous laws, rules and regulations and we are committed to complying with them, wherever we do business. As a Celestica employee, I’m not expected to be a legal expert, but I should understand and comply with the laws, rules and regulations that apply to my position and know when to seek advice.

I understand my responsibility as a public company employee

Public companies like Celestica have certain legal and regulatory obligations. As a Celestica employee, I may have access to confidential information that could affect Celestica’s stock price and that is not yet available to the public, such as revisions to earnings forecasts, financial results, restructurings, mergers and acquisitions, management changes or new products. This may also include information that relates to other public companies’ stock. This information could be deemed to be what is known as “material information.” I understand that I should never disclose or use “material information” about Celestica for my own financial benefit or that of anyone else, including friends and family.

I also understand that it is illegal to purchase, sell or advise others to purchase or sell securities of any company, including Celestica, when I have knowledge of “material information” about that company. In addition to being prohibited from trading in shares of Celestica, I may at times be prohibited from trading in shares of a company with which Celestica does business; for example, if I know that Celestica is in the process of acquiring another company, I cannot trade in the securities of that company until the information is publicly disclosed.

When in doubt, I consult our Corporate Disclosure Policy and Insider Trading Policy on the intranet or ask my manager or the CCO for guidance.

In addition to legal restrictions on insider trading, I understand that Celestica may introduce policies at its discretion to limit my ability to trade Celestica securities for a specified time. I understand that it is my duty to comply with these policies.

I am proud to work in a safe and ethical environment

Celestica is committed to providing a safe and ethical work environment for all of us. I take comfort in knowing that our company:

•        Pays all employees at least the minimum wage required by local laws

•        Provides all employees with all legally mandated benefits

•        Ensures that no forced, indentured or bonded labour is used

•        Complies with minimum age requirements for employment

I observe international trade controls

When I perform or am involved in import and export activities as a Celestica employee, I have a duty to be familiar with and follow all applicable laws and regulations, including observing proper licensing, shipping, documentation, reporting and records retention procedures. I am committed to observing all local and international trade controls at all times. When I am in doubt regarding an import or export issue, I know that I can consult Celestica’s import/export policies and procedures or seek guidance from our internal and external teams who work in this complicated area.

I understand my duty to report violations

I have an obligation to uphold Celestica’s ethical standards and our company is committed to providing me with the guidance I need, answering my questions and offering a number of reporting options so I can choose the communication method with which I feel most comfortable. When I engage in or observe behaviour that concerns me, or that I suspect violates any law, the BCG or other Celestica policies, I raise the issue with my manager, the CCO, or through the Ethics Hotline immediately. I know that doing so allows Celestica to deal with the issue and correct it, ideally before it becomes a violation of law or a risk to our company’s health, security or reputation.

I understand the consequences of non-compliance

We are all accountable for complying with the law, the BCG and Celestica’s other policies. I understand that if I fail to do so, Celestica may take disciplinary action against me, up to and including immediate dismissal. In some cases, when my conduct violates the BCG, it also violates the law. I understand that these violations may subject me to prosecution, imprisonment and fines. I understand that Celestica will cooperate fully with the appropriate authorities when laws are violated. Further, I understand that Celestica reserves the right to pursue remedies from responsible individuals or entities when the company suffers a loss.

Improper disclosure looks like...

Scott was thrilled to hear that Celestica’s quarterly results were a substantial improvement on the last three quarters. Proud and excited, he called his parents and encouraged them to purchase more shares in the company. The public announcement of quarterly earnings was a week away. Scott improperly disclosed material information.

My resources

Who to contact for help

The BCG is intended to serve as a guide for our actions and decisions. But decisions or situations that involve legal or ethical issues are often complex and sometimes unclear. That’s why I have several options available to me for asking questions or reporting concerns. I can:

1.     Talk to my manager. He or she is always available to discuss my questions or concerns.

2.     Use our “Open Door” policy. I should feel free to approach any member of management or my Human Resources representative to voice my concerns in confidence.

3.     Call our Ethics Hotline. If I don’t feel comfortable reporting concerns internally, this service provides me with an anonymous option. It is operated 24 hours a day, 7 days a week, by an independent company.

Effective reporting

Celestica takes all reports of possible misconduct seriously and will investigate the matter confidentially, make a determination whether the BCG or the law has been violated, and take appropriate corrective action. If I become involved in a BCG investigation, I am expected to cooperate fully and answer all questions completely and honestly.

When I observe incidents or behaviours that violate the BCG, I accurately report relevant facts, including:

•        A description of the alleged misconduct

•        Names of employees involved and affected

•        Date and location the incident occurred

•        Any supporting documentation (emails, records, reports)

No reprisals

Celestica values the help of employees who identify concerns and potential violations of the BCG, laws or regulations. I understand that Celestica prohibits any threats, reprisals or retaliation of any kind against anyone who reports, in good faith, an actual or suspected violation of the law, the BCG or our other policies, or who cooperates or assists in an investigation related to reported violations. I know that Celestica reserves the right to discipline employees who knowingly provide false information or make false accusations. If I have participated in prohibited conduct, I know that I am encouraged to self-report and that Celestica will weigh and consider this in making a decision about any disciplinary action.

Dialing Instructions

When you call, you do not have to give your name. A professional interview specialist will document your concern and relay the information to Celestica for follow-up.

You may reach the hotline by finding the country name, access and telephone number(s) in the chart indicated. For AT&T Direct access, dial the country-specific access code first to reach AT&T. Then, when prompted, enter the telephone number to connect directly to support services.

COUNTRY	TYPE OF INTL	AT&T ACCESS CODE	PHONE NUMBER
China Telcom South	ITFS		10-800-110-0819
China Netcom Group	ITFS		10-800-711-0893
Czech Republic	ITFS		800-143-397
Hong Kong	ITFS		###-##-####
Ireland	AT&T Direct	1-800-550-000	800-913-4998
Japan	ITFS		00531-11-5135
Malaysia	ITFS		1-800-81-4452
Mexico	ITFS		001-800-913-4998
Romania	AT&T Direct	021-800-4288	800-913-4998
Singapore	ITFS		800-110-1688
Spain	ITFS		###-##-####
Thailand	ITFS		001-800-11002-3332
U.S. and Canada			888-312-2689

My promise

Celestica BCG agreement

I have read the Celestica Business Conduct Governance Policy (BCG) and understand my duty to comply with it in my day-to-day work activities. My signature confirms my promise to Celestica to uphold our shared Values and the principles and policies of the BCG.

Date:

Name (print):

City:	State/Province:

Zip/Postal code:	County:

Signature